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                                                                   EXHIBIT 10.18


                    [NATIONAL ENERGY GROUP, INC. LETTERHEAD]


                                October 31, 1997



VIA HAND DELIVERY

Mr. Robert A. Imel
10110 Gaywood Road
Dallas, Texas 75229

         Re:  Separation Agreement

Dear Mr. Imel:

National Energy Group, Inc. (the "Company") recognizes your service to the Company. This letter confirms the discussions we have held concerning the resignation of your employment from the Company, and the Company's offer and your acceptance of this proposed separation agreement (this "Separation Agreement") on the terms set forth below.

1. Resignation; Termination of Employment. You agree to resign as an officer of the Company and its Chief Financial Officer effective October 31, 1997. Your employment with the Company, where you have been employed as a Senior Vice President and Chief Financial Officer, is terminated effective December 6, 1997 (hereinafter the "Separation Date"), at which time your Employment Agreement dated January 1, 1996 and any other agreements regarding your employment with the Company shall also terminate.

2. Salary and Benefits. In accordance with the Company's existing policies, you have received, will receive, or are receiving with this letter the following payments and benefits pursuant to your employment with the Company and your participation in the Company's benefit plans:

         (a) Payment of your regular base salary of $15,000.00 per month through December 6, 1997, less all legally required deductions; and

         (b) Payment of accrued and unused vacation leave, if any, through December 6, 1997, less all legally required deductions.
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Mr.Robert A. Imel
October 31, 1997
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         The amounts paid in accordance with subparagraphs (a) and (b) of this
         Paragraph are gross amounts, subject to lawful deductions, including any deductions you have previously authorized or authorize prior to your Separation Date.

         Your paid group health insurance benefits shall continue through December 31, 1997. After the Separation Date, you are entitled at your option to continue your group health insurance coverage at your expense (but subject to the provisions of Paragraph 3 (b) below), in accordance with applicable law. Please complete the COBRA election form, which will be furnished to you, and return it to Ms. Patti Davis-Sebastian at your earliest convenience, if you elect to continue such insurance coverage.

         Payment of any benefits to which you have vested entitlement under the terms of the employee benefit plans established by the Company, including but not limited to the Company 401(k) Plan, shall be paid to you in accordance with the provisions of such plans.

3. Special Separation Benefits. In consideration of the General Release, the Confidentiality of Separation Agreement and Nondisparagement provision, and the Agreement Regarding Solicitation of Employees set forth in this Agreement, and contingent upon your acceptance of the terms of this Agreement, the Company offers you the following Special Separation Benefits, in addition to the benefits you will receive pursuant to Paragraph 2; provided that the Special Separation Benefits described in this Paragraph 3 shall be subject to and not become due and payable until such time that you have made actual payment of amounts owed to the Company for loans, salary advances and/or non-reimbursable expense advances, which you and the Company agree to be an amount equal to Thirty-Three Thousand Five Hundred Eighty Dollars and 93/100 Cents ($33,580.93):

         (a) Termination Allowance. A termination allowance in the amount of Eighty-Five Thousand Dollars ($85,000.00), which is equivalent to your base salary for a period of five (5) months from your Separation Date through April 30, 1998 payable on execution and delivery of this Separation Agreement and subject to all legally required or authorized deductions; and

         (b) Extension of Health Care Benefits. Reimbursement to you on a monthly basis of eighty-five percent (85%) of the cost of your COBRA premium for group health insurance coverage for a period of eighteen (18) months commencing January 1, 1998 up through and including June 30, 1999, provided you elect to continue and/or convert to COBRA coverage for such eighteen (18) month period under the
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Mr.Robert A. Imel
October 31, 1997
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                 Company's group health insurance policy and furnish the
                 Company an invoice for each such payment actually made by you or on your behalf.

         (c) Personal Leave. From and after October 30, 1997 until your Separation Date, the Company shall grant you a personal leave of absence, during which time you shall receive your full salary and benefits; provided that you shall make your services available to the Company from time to time during such period as may be requested to assist the Company with its business and operations.

         (d) Stock Options. The Company agrees that it shall help you facilitate a "cashless option" of any stock options granted to you by the Company which have vested in accordance with their terms, whereby payment for the exercise of such options shall be made to the Company concurrently with their exercise and sale; provided that such "cashless option" shall apply only to any such stock options which are exercised by you and the underlying shares immediately sold in a transaction where the Company receives its exercise option payment within a period following such "cashless option" exercise not to exceed five
                 (5) days.

         (e) Redemption Right. The Company agrees to amend that certain Letter Agreement by and between the Company and Robert a. Imel dated January 14, 1996 pertaining to the redemption on or before December 15, 1997 of certain shares of the Company's common stock to provide that such redemption date be extended for a period of time through June 30, 1998.

         (f) Executive Committee Meeting. Robert A. Imel shall be invited and attend the Company's next regularly scheduled Executive Committee meeting to address his desire to make a presentation to the Company's Board of Directors on December 5, 1997. Mr. Miles A. Bender agrees to recommend to the Executive Committee that it place Robert A. Imel on the agenda for such Company's December 5, 1997 Board of Directors meeting.

         By execution of this Separation Agreement and payment of the Special Separation Benefits described in subparagraph 3(a) hereof, you acknowledge and agree that for purposes of unemployment compensation benefits, the amounts to be paid as specified in this Paragraph 3 constitute wages in lieu of notice for the period from the Separation Date through April 30, 1997. Accordingly, you agree not to seek, qualify for nor receive unemployment compensation benefits for the period from December 7, 1997 through April 30, 1998
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Mr.Robert A. Imel
October 31, 1997
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4.       Return of Property.  You agree to return to the Company any and all items of its property, including without limitation: a 1997 Chevrolet Suburban automobile, office keys, security access cards, computers, equipment, credit cards, forms, files, manuals, correspondence, business records, personnel data, lists of employees, salary and benefits information, work product, maps, data and files relating to wells, leases, partners and/or contractors, seismic data and files, contracts, contract information, Prospect information and plans for future Prospects, brochures, catalogs, computer tapes and diskettes, and data processing reports, and any and all other documents or property which you have had possession of or control over during the course of your employment, and which you have not already returned to the Company. You agree that you will return such property to the Company by no later than the close of business on or before your Separation Date, or as soon thereafter as is possible with respect to any items not then immediately available or which you later find in your possession. The provisions of this Paragraph 4 do not prohibit the maintenance by you of copies of any non-confidential, non-proprietary information, such as reading files, work papers, calculations, flowcharts and other similar information reflecting the performance of your job duties and responsibilities.

5. Use of Confidential Information. You acknowledge and agree that, except for your knowledge and training to compete in the marketplace and except for information which is now or in the future becomes available in the public domain, all of the non-public documents and information to which you have had access during your employment, including but not limited to all information pertaining to any specific business transactions in which the Company or any other Company Released Parties (as defined in Paragraph 6 below) were, are, or may be involved, all information concerning salary and benefits paid to employees of the Company or any of the other Company Released Parties, all personnel information relating in any way to current or former employees of the Company or any of the other Company Released Parties, all non-public information obtained in the course of employment pertaining to acquisitions, divestitures, wells, Prospects and development plans of the Company or any of the other Company Released Parties, lease holdings and lease block bid information and strategies, all financial budgetary information, all other information specified in Paragraph 4 above, and in general, the business and operations of the Company or any of the other Company Released Parties in addition to any other work product, calculations, files, maps, logs, flowcharts and other related and/or similar information to which you had access through the Company, its partners or consultants are considered confidential and are not to be disseminated or disclosed by you to any other parties, except as may be required by law or judicial process. In the event you are required to disclose such information to any other party, you shall provide the Company immediate
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Mr.Robert A. Imel
October 31, 1997
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         written notice to enable the Company to seek, at the Company's discretion and expense, a protective order or take other such action as the Company in its sole discretion deems advisable or necessary. You further agree that in the event it appears that you will be compelled by law or judicial process to disclose such confidential information, you will notify Mr. Philip D. Devlin, General Counsel, in writing at 4925 Greenville Avenue, Suite 1400, Dallas, Texas, 75206, immediately upon your receipt of any such notice, a subpoena or other legal process.

6.       General Release.

         (a) Except for the obligations of the Company and the Company Released Parties to be performed hereunder and in consideration of the Special Separation Benefits described above, you and your family members, heirs, successors, and assigns (collectively, the "Imel Released Parties") hereby release, acquit, and forever discharge any and all claims and demands of whatever kind or character, whether vicarious, derivative, or direct, that you or they, individually, collectively, or otherwise, may have or assert against (i) National Energy Group, Inc. or (ii) any officer, director, stockholder, fiduciary, agent, employee, representative, insurer, attorney, or any successors and assigns of National Energy Group, Inc. or the individuals referenced in (ii) above (collectively, the "Company Released Parties"). This Separation Agreement includes but is not limited to any claim or demand based on any federal, state, or local statutory or common law that applies or is asserted to apply, directly or indirectly, to the formation of your employment relationship, your employment relationship, or the termination of your employment relationship with the Company. Thus, you and the other Imel Released Parties agree not to make any claims or demands against the Company or any of the other Company Released Parties such as for wrongful discharge; unlawful employment discrimination; retaliation; breach of contract (express or implied); breach of the duty of good faith and fair dealing; violation of the public policy of the United States, the State of Texas, or any other state; intentional or negligent infliction of emotional distress; tortious interference with contract; promissory estoppel; detrimental reliance; defamation of character; duress; negligent misrepresentation; intentional misrepresentation or fraud; invasion of privacy; loss of consortium; assault; battery; conspiracy; bad faith; negligent hiring or supervision; any intentional or negligent act of personal injury; any alleged act of harassment or intimidation; or any other intentional or negligent tort; or any alleged violation of the Age Discrimination in Employment Act of 1967; Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act of 1990; the Employee Retirement Income Security Act of
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Mr.Robert A. Imel
October 31, 1997
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                 1974; the Fair Labor Standards Act; the Fair Credit Reporting
                 Act; the Texas Commission on Human Rights Act; or the Texas Wage Payment Statute, Tex. Rev. Civ. Stat. Ann. art. 5155.

         (b) Except for your obligations to be performed hereunder, the Company and the other Company Released Parties hereby release, acquit, and forever discharge any and all claims and demands of whatever kind or character, whether vicarious, derivative, or direct, that it or they, individually, collectively, or otherwise may have or assert against you or any of the other Imel Released Parties. This Separation Agreement includes, but is not limited to, any claim or demand based on any federal, state, or local statutory or common law that applies or is asserted to apply, directly or indirectly, to the formation of your employment relationship, your employment, or the termination of your employment relationship with the Company.

         (c) Except as otherwise provided herein, the effect of this Separation Agreement is to mutually release, acquit, and forever discharge any and all claims and demands of whatever kind or character, that either party, the Imel Released Parties, or the Company Released Parties may now have, or hereafter have or assert against each other arising out of the employment relationship (including the formation and termination thereof) which has existed between you and the Company. It is further agreed that each of you and the Company agree to indemnify and hold harmless the other for any breach of the provisions of this Separation Agreement by the respective Imel Released Parties or Company Released Parties which results in damage to the other or to the respective parties hereto. This mutual general release does not include:
                 (i) the executory obligations of either party yet to be performed, or (ii) any rights, claims or obligations which may accrue as between the parties after the date of this Separation Agreement.

7. Confidentiality of this Separation Agreement and Nondisparagement. In consideration of the Special Separation Benefits described above, each of the Company and you agree that the terms of this Separation Agreement shall be and remain confidential, and shall not be disclosed by you and the other Imel Release Parties or the Company and the other Company Released Parties to any party other than your spouse, attorney, accountant or tax return preparer; provided such persons have agreed to keep such information confidential, and except as may be required by law or judicial process. Each of the Company and you further agree, except as compelled by law or judicial process, not to cooperate or supply information of any kind in any proceeding, investigation, or inquiring raising issues under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the
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Mr.Robert A. Imel
October 31, 1997
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         Americans with Disabilities Act of 1990, the Employee Retirement
         Income Security Act of 1974, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Texas Commission on Human Rights Act, or the Texas Wage Payment Statute, Tex. Rev. Civ. Stat. Ann. art. 5155, or any other federal, state, or local law, involving the formation of your employment relationship, your employment relationship, the termination of your employment relationship, or the employment of other persons by the Company or any of the Company Released Parties. In the event it appears that either party hereto shall be compelled by law or judicial process to disclose the terms and conditions of this Separation Agreement, such party shall immediately notify the other party in writing and provide a copy of any notice that such disclosure is being requested or required so that such party at its sole discretion and expense may seek a protective order or take other such action as such party in its sole discretion deems advisable or necessary.

         You and the other Imel Release Parties further agree not to make any statement, oral or written, which directly or indirectly impugns the quality or integrity of the Company's or any of the Company Released Parties' business practices, or to make any other disparaging or derogatory remarks or statements, oral or written, about the Company or any of the Company Released Parties, their officers, directors, stockholders, managerial personnel, or other employees or their partners and consultants to any other parties.

         In consideration of the General Release, the Confidentiality of Separation Agreement and Nondisparagement provision, and the Agreement Regarding Solicitation of Employees and Consultants, set forth herein, the Company and the Company Released Parties agree that it and they, respectively, shall instruct its officers, directors, managerial personnel, or other employees not to make any statement, oral or written, which directly or indirectly impugns the quality or integrity of you or any of the Imel Released Parties' business practices, or to make any other disparaging or derogatory remarks or statements, oral or written, about you or any of the Imel Released Parties to any other parties., and nothing shall be contained in personnel files of the Company pertaining to you of a derogatory or denigrating nature or disseminated by the Company or the Company Released Parties to third parties.

8. Agreement Regarding Solicitation of Employees. In consideration of the monetary payments and other benefits provided to you or on your behalf by the Company in this Separation Agreement, you acknowledge and agree that for a period of one (1) year following the termination of your employment with the Company, you will not, directly or indirectly, for your own account or for the benefit of any other person or party, solicit, induce, entice, or attempt to entice any employee, or independent contractor of the Company to terminate his or her employment relationship, agreements or contracts with the Company.
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Mr.Robert A. Imel
October 31, 1997
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9.       Nonadmission of Liability and Wrongdoing.  It is acknowledged that this Separation Agreement does not in any manner constitute an admission of liability or wrongdoing on the part of the Company or you, but that each of the Company and you expressly deny any such liability or wrongdoing, and enter into this Separation Agreement for the sole purpose of avoiding further trouble and expense; and that, except to the extent necessary to enforce this Separation Agreement, neither this Separation Agreement, nor any part of it may be construed, used, or admitted into evidence in any judicial, administrative, or arbitral proceedings as an admission of any kind by the Company or you or any of the Company Released Parties or the Imel Released Parties.

10. Authority to Execute. Each of the parties hereto warrants and agrees that it (i) has full power and authority to execute, deliver and perform the obligations contained in this Separation Agreement, (ii) is a legally binding and enforceable agreement in accordance with its terms and conditions, (iii) has the power and authority to bind its respective Released Parties, (iv) does not violate, conflict with or constitute a breach or default under any statute, rule, ordinance, regulation or administrative order of any federal, state, county or municipal court, board, office, agency or commission, and (v) is not contemplating, nor are any bankruptcy or insolvency proceedings threatened against such party of which it is aware.

11. GOVERNING LAW AND INTERPRETATION. THIS SEPARATION AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES UNDER IT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND PERFORMED IN DALLAS COUNTY, TEXAS. If any provision of this Separation Agreement is held to be unenforceable, such provision shall be considered separate, distinct, and severable from the other remaining provisions and shall not affect the validity or enforceability of such other remaining provisions, and that, in all other respects, this Separation Agreement shall remain in full force and effect. If any provision of this Separation Agreement is held to be unenforceable as written and may be made to be enforceable by limitation thereof, then such provision shall be enforceable to the maximum extent permitted by applicable law and to the extent the remaining provisions further accomplish the goals, benefits and intent of this Separation Agreement. The language of all parts of this Separation Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

12. Expiration of Offer. The Company's offer of the proposed Special Separation Benefits will expire at 4:00 P.M. local Dallas time on October 31, 1997. You may accept this offer at any
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Mr.Robert A. Imel
October 31, 1997
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         time before the Expiration of Offer by executing this Separation
         Agreement and returning it to the designated representative of the Company.

13. The Effective Date. This Separation Agreement will become effective as of the date of execution hereof.

14. Consultation With Counsel. You have the right to consult, and are encouraged to consult, an attorney before executing this Separation Agreement.

15. Voluntary Agreement. You and the Company acknowledge that execution of this Separation Agreement is knowing and voluntary, that you and the Company have had reasonable time to deliberate regarding its terms, and that you and the Company have had the right to consult with an attorney.

16. Legal Fees. Each of the Company and you agree to pay its own legal fees and expenses with respect to the preparation, negotiation, execution and delivery of this Separation Agreement, and further agree to indemnify and hold harmless the other with respect thereto.

17. Entire Agreement. This Separation Agreement contains and constitutes the entire understanding and agreement between you and the Company and may be modified only by a writing of contemporaneous or subsequent date executed by both you and an authorized officer of the Company.

18. Press Release. The parties hereto agree that any statement and/or press release regarding your employment with the Company and/or separation or resignation therefrom shall be limited to the effect that you have resigned to pursue personal or other interests.

19. ARBITRATION/MEDIATION. IN THE EVENT OF A DISPUTE BETWEEN THE PARTIES TO THIS AGREEMENT, THE PARTIES AGREE TO PARTICIPATE IN GOOD FAITH IN A MINIMUM OF FOUR (4) HOURS OF MEDIATION IN DALLAS, TEXAS WITH AN ATTORNEY- MEDIATOR TRAINED AND CERTIFIED BY THE AMERICAN ARBITRATION ASSOCIATION, THE UNITED STATES ARBITRATION AND MEDIATION SERVICE, OR ANY COMPARABLE ORGANIZATION, AND TO ABIDE BY THE MEDIATION PROCEDURES AND DECISION OF SUCH ORGANIZATION. THE PARTIES AGREE TO EQUALLY BEAR THE COSTS OF THE MEDIATION. IN THE EVENT THE PARTIES CANNOT RESOLVE THEIR DISPUTE THROUGH MEDIATION AS DESCRIBED
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Mr. Robert A. Imel
October 31, 1997
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         HEREIN, THE PARTIES AGREE TO PARTICIPATE IN BINDING ARBITRATION
         PURSUANT TO THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION OR MUTUALLY AGREEABLE SIMILAR ORGANIZATION. SUCH ARBITRATION SHALL BE HELD IN DALLAS, TEXAS, SHALL BE BINDING AND NONAPPEALABLE AND A JUDGMENT ON THE AWARD TO THE PREVAILING PARTY (INCLUSIVE OF REASONABLE ATTORNEY'S FEES AND COSTS) MAY BE ENTERED IN ANY COURT HAVING COMPETENT JURISDICTION.

If you are in agreement with the foregoing provisions, please execute the attached duplicate copy of this letter in the space provided below. This Separation Agreement shall then constitute a valid and binding agreement by and between the Company and you enforceable in accordance with its terms as of the date of your and the Company's execution hereof and delivery to the Company and you.

Sincerely,

National Energy Group, Inc.            ACCEPTED AND AGREED THIS
                                       31ST DAY OF OCTOBER, 1997.

By: /s/ MILES D. BENDER                 /s/ ROBERT A. IMEL
   --------------------------          ---------------------------------------
Name: Miles D. Bender                  Name: Robert A. Imel,
Title:   President and CEO                      an Individual